Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made by SPARTANNASH COMPANY, a Michigan corporation (the “Company”), and Christopher Meyers (“Executive”).  The parties agree as follows:

1.  Effective Date and Term.  This Agreement will take effect as of April 11, 2016 (“Effective Date”), and will remain in effect during Executive’s Employment (as defined in Section 2) and thereafter as to those provisions that expressly state that they will remain in effect after termination of Executive’s employment.

2.  Employment.  Executive will serve as the Company’s Executive Vice President Chief Financial Officer, or in such other management positions with the Company or an Affiliate as may be assigned by the Company (the “Employment”).  Executive will perform the duties assigned from time to time to Executive’s position.  The Employment will be full time and Executive’s entire business time and efforts will be devoted to the Employment, except as otherwise provided by written Company policy.  Executive agrees to comply with Company policies, including but not limited to any applicable Company policy requiring Executive to own shares of common stock in the Company.  As used in this Agreement, the term “Affiliate” includes any organization controlling, controlled by or under common control with the Company.

3.  Term of Employment.  The term of the Employment will be indefinite and will continue until terminated pursuant to this Agreement.

4.  Compensation.  Executive will be compensated during the Employment as follows:

(a) Salary.  The Executive’s salary as of the Effective Date is $450,000 per year (or a pro-rated weekly amount for any partial year), subject to normal payroll deductions and payable in accordance with the Company’s normal payroll practices.  Executive’s salary will be reviewed annually by the Company and subject to the limitations in Section 5(b)(i) may be adjusted to reflect Company determinations of Executive’s performance, Company performance, or business or economic conditions.

(b) Bonus.  Executive will be eligible to participate in any incentive bonus programs designated by the Company from time to time for executives occupying positions at the same level as Executive’s position, in accordance with the terms of such programs, which are subject to change from time to time in the Company’s discretion.

(c) Benefits.  Executive will be eligible to participate in fringe benefit programs covering the Company’s salaried employees as a group, and in any programs applicable under Company policy to executives occupying positions at the same level as Executive’s position.  The terms of applicable insurance policies and benefit plans in effect from time to time will govern with regard to specific issues of coverage and benefit eligibility.  All benefit programs are subject to change from time to time in the Company’s discretion.

(d) Relocation Assistance. Executive agrees to relocate to the Grand Rapids, Michigan area. Executive will receive Company-paid relocation assistance pursuant to the Company’s relocation assistance policy and the Company’s offer letter to Executive. Executive agrees that if Executive resigns other than for Good Reason during the first twelve (12) months of Executive’s relocation to the Grand Rapids, Michigan area, Executive will repay the Company for all relocation expenses paid by the Company in connection with Executive’s relocation

(e) Business Expenses.  The Company will reimburse Executive for reasonable, ordinary and necessary business expenses that are specifically authorized or authorized by Company policy, subject to Executive’s prompt submission of proper documentation for tax and accounting purposes.  Such expenses shall be reimbursed within thirty (30) days after Executive requests reimbursement, but in no event later than two and one-half (2 ½) months after the end of the year in which the expense is incurred.

5.  Termination of Employment.

(a) Termination Without Severance Pay. Executive shall not be entitled to any further compensation from the Company or any Affiliate after termination of the Employment as permitted by this Section 5(a), except (A) unpaid salary installments through the end of the week in which the Employment terminates, and (B) any vested benefits accrued before the termination of Employment under the terms of any written Company policy or benefit program.

i.  Death.  The Employment will terminate automatically upon Executive’s death.

ii. Disability.  If Executive is unable to perform Executive’s duties under this Agreement due to physical or mental disability for a continuous period of one hundred eighty (180) days or longer and Executive is eligible for benefits under the Company’s long-term disability insurance policy (“long-term disability benefits”), the Company may terminate the Employment under this Section 5(a)(ii).  If the Company terminates the Employment as the result of Executive’s inability to perform Executive’s duties for less than one hundred eighty (180) days due to a disability, the termination of Employment will be deemed to be pursuant to Section 5(b)(ii) below.

iii.Termination by Company for Cause.  The Company may terminate the Employment for “Cause,” defined as Executive’s: (A) breach of any provision of Sections 7, 8, or 9 of this Agreement; (B) willful continued failure to perform or willful poor performance of duties (other than due to disability) after warning and reasonable opportunity to meet reasonable required performance standards; (C) gross negligence causing or placing the Company at risk of significant damage or harm; (D) misappropriation of or intentional damage to Company property; (E) conviction of a felony (other than negligent vehicular homicide); or (F) intentional act or omission that Executive knows or should know is significantly detrimental to the interests of the Company.

If the Company becomes aware after termination of the Employment other than for Cause that Executive engaged before the termination of Employment in willful misconduct constituting Cause, the Company may recharacterize Executive’s termination as having been for Cause.

iv. Discretionary Termination by Executive.  Executive may terminate the Employment at will, with at least thirty (30) days advance written notice.  If Executive gives such notice of termination, the Company may (but need not) relieve Executive of some or all of Executive’s responsibilities for part or all of such notice period, provided that Executive’s pay and benefits are continued for the lesser of thirty (30) days or the remaining period of the Employment.

(b) Termination With Severance Pay. Executive shall not be entitled to any further compensation from the Company or any Affiliate after termination of the Employment as permitted by this Section 5(b), except (A) unpaid salary installments through the end of the week in which the Employment terminates, (B) any vested benefits accrued before the termination of Employment under the terms of any written Company policy or benefit program, and (C) any Severance Pay to which Executive is entitled under this Section 5(b).

i.  Termination by Executive for Good Reason.  Executive may terminate the Employment for “Good Reason” if and only if the Company materially breaches the Company’s obligations to Executive under this Agreement, or materially reduces Executive’s salary other than an economic or business motivated reduction accompanied by proportionate reductions in the salaries of all other similarly situated executives.  Executive may not resign for Good Reason unless (A) Executive notifies the Company’s Chief Executive Officer in writing, within thirty (30) days after the act or omission in question, asserting that the act or omission in question constitutes Good Reason and explaining why, (B) the Company fails, within thirty (30) days after the notification, to take all reasonable steps to cure the breach, and (C) Executive resigns by written notice within thirty (30) days after expiration of the thirty (30) day period under Section 5(b)(i)(B).  If Executive terminates the Employment for Good Reason, Executive will be entitled to Severance Pay as provided in and subject to Section 6.  Executive’s failure to object to a material breach as provided above will not waive Executive’s right to resign with Good Reason after following the above procedure with regard to any subsequent material breach.

ii. Discretionary Termination by Company.  The Company may terminate the Employment at will, but if the Company does so Executive will be entitled to Severance Pay as provided in and subject to Section 6.  Any termination of Executive’s Employment by the Company under Section 5(a) that is found not to meet the standards of such Section will be considered to have been a termination under Section 5(b)(ii).

6.  Severance Pay.  The Company will pay and provide Executive with the payments and benefit continuation provided in this Section 6 (“Severance Pay”) upon Executive’s “separation from service” as that term is defined by Section 409A of the Internal Revenue Code (the “Code”), if Executive’s Employment is terminated as provided in Section 5(b) and the Executive contemporaneously or subsequently experiences a separation from service.

(a) Amount and Duration of Severance Pay.  Subject to the other provisions of this Section, Severance Pay will consist of:

i.  Cash Payment.  A lump sum cash payment equal to fifty-two (52) weeks of Executive’s salary as of the date on which Executive’s separation from service occurs, payable as provided in Section 6(b).  The lump sum cash payment will be considered wages allocated equally to each of the weeks covered by the payment for purposes of any applicable unemployment compensation or workers compensation laws, and any applicable disability insurance program, but will not be considered to extend Executive’s employment beyond the date of Executive’s separation from service under any Company qualified retirement plan or other Company benefit plan or program.

ii. Health Coverage Reimbursement. Reimbursement to Executive by the Company of the COBRA continuation coverage premiums incurred and paid by Executive to continue Executive’s then current employee and dependent health, dental, and prescription drug coverage for fifty-two (52) weeks after the date of termination of the Employment, provided that (A) Executive elects and remains eligible for COBRA continuation coverage, (B) Executive continues to pay the normal employee contribution for such coverage, and (C) that the Company’s obligation to provide coverage will end if Executive becomes eligible for comparable coverage from a new employer.  Reimbursement for each monthly premium paid by Executive will be made not later than thirty (30) days after Executive requests reimbursement, but in no event later than the end of the second year after that in which the Executive’s separation from service occurs.  Reimbursements under this Section 6(a)(ii) will be reported as part of Executive's W-2 compensation and will be subject to Federal income tax withholding.

iii.Outplacement Assistance.  Up to six (6) months of outplacement assistance from an outplacement assistance firm approved by the Company. All costs under this Section 6(a)(iii) must be incurred during the period beginning with the date of Executive’s separation from service and ending not later than the last day of the year following that in which the Executive’s separation from service occurs, and will be paid not later than sixty (60) days after the expense is incurred and billed to the Company.

(b) Payment Terms.  The lump sum cash payment under Section 6(a)(i) will be made on the Company’s first normal pay date after the release provided for in Section 6(c)(iii) becomes effective and any revocation period provided for in the release has expired.  In no event will the latest date for (A) signing of the release, and (B) expiration of any revocation period in the release, and (C) the completion of payments under Section 6(a)(i), be deferred beyond the fifteenth (15th) day of the third (3rd) month after the end of the year in which Executive’s separation from service occurs.

The Executive will receive the payments called for by Section 6(a)(i) notwithstanding any other earnings that Executive may have, and subject to offset only as provided in Section 6(d).  If Executive dies before all payments under Section 6(a) have been made, the lump sum cash payment will be paid to Executive’s designated beneficiary (or Executive’s estate if Executive fails to designate a beneficiary), and health coverage continuation under Section 6(a)(ii) will continue for Executive’s eligible dependents for the remainder of the fifty-two (52) week period subject to the conditions in Sections 6(a)(ii)(A) and (B).  If Executive becomes eligible for long-term disability benefits, no further payments will be made under Section 6(a)(i) after the date that Executive is eligible to begin receiving such disability benefits.

(c) Conditions to Severance Pay.  To be eligible for Severance Pay, Executive must meet the following conditions:  (i) Executive must comply with Executive’s obligations under this Agreement that continue after termination of the Employment; (ii) Executive must not claim unemployment compensation for any week for which Executive receives payment under Section 6(a)(i) above; (iii) Executive must promptly sign and continue to honor a release, in form acceptable to the Company, of any and all claims arising out of or relating to Executive’s Employment or its termination and that Executive might otherwise have against the Company, the Company’s Affiliates, or any of their officers, directors, employees and agents, provided that the release will not waive Executive’s right to any payments due under this Section or Section 5, or any right of Executive to liability insurance coverage under any liability insurance policy or to indemnification under the Company’s Articles of Incorporation or Bylaws or any written indemnification agreement; (iv) Executive must reaffirm in writing upon request by Company Executive’s obligations under Sections 7, 8 and 9 of this Agreement; (v) Executive must resign upon written request by Company from all positions with or representing the Company or any Affiliate, including but not limited to membership on boards of directors; and (vi) Executive must provide the Company for a period of ninety (90) days after the Employment termination date with consulting services regarding matters within the scope of Executive’s former duties, upon request by the Company’s Chief Executive Officer; Executive will only be required to provide those services by telephone at Executive’s reasonable convenience and without substantial interference with Executive’s other activities or commitments.

(d) Offsets to Severance Pay.  The Severance Pay due to Executive under Section 6(a)(i) will be reduced (but not below 0) by: (i) any disability benefits to which

Executive will be entitled for any portion of the fifty‑two (52) week period covered by Section 6(a)(i) under any disability insurance policy or program of the Company or any Affiliate (including but not limited to worker’s disability compensation); (ii) any severance pay payable to Executive under any other agreement or Company policy; (iii) any payment due to Executive under the Federal Worker Adjustment and Retraining Notification Act or any comparable state statute or local ordinance; and (iv) any amount owing by Executive to the Company that the Company is legally entitled to set off against the Severance Pay under applicable law.

7.  Loyalty and Confidentiality; Certain Property and Information.

(a) Loyalty and Confidentiality.  Executive will be loyal to the Company during the Employment and will forever hold in strictest confidence, and not use or disclose, any information regarding techniques, processes, developmental or experimental work, trade secrets, customer or prospect names or information, or proprietary or confidential information relating to the current or planned products, services, sales, pricing, costs, employees or business of the Company or any Affiliate, except as disclosure or use may be required in connection with Executive’s work for the Company or any Affiliate or as may be compelled pursuant to court order or subpoena.  Executive will also keep the terms of this Agreement confidential.  The Executive’s commitment not to use or disclose information does not apply to information that becomes publicly known without any breach of this Agreement by Executive.

(b) Certain Property and Information.  Upon termination of the Employment, Executive will deliver to the Company any and all property owned or leased by the Company or any Affiliate and any and all materials and information (in whatever form) relating to the business of the Company or any Affiliate, including without limitation all customer lists and information, financial information, business notes, business plans, documents, keys, credit cards and other Company-provided equipment.  All Company property will be returned promptly and in good condition except for normal wear.

Executive’s commitments in this Section will continue in effect after termination of the Employment.  The parties agree that any breach of Executive’s covenants in this Section would cause the Company irreparable harm, and that injunctive relief would be appropriate.

8.  Ideas, Concepts, Inventions and Other Intellectual Property.  All business ideas and concepts and all inventions, improvements, developments and other intellectual property made or conceived by Executive, either solely or in collaboration with others, during the Employment, whether or not during working hours, and relating to the business or any aspect of the business of the Company or any Affiliate or to any business or product the Company or any Affiliate is actively planning to enter or develop, shall become and remain the exclusive property of the Company, and the Company’s successors and assigns.  Executive shall disclose promptly in writing to the Company all such inventions, improvements, developments and other intellectual property, and will cooperate in confirming, protecting, and obtaining legal protection of the Company’s ownership rights.  Executive’s commitments in this Section will continue in effect after termination of the Employment as to ideas, concepts, inventions, improvements and developments and other intellectual property made or conceived in whole or in part before the date the Employment terminates.  The parties agree that any breach of Executive’s covenants in this Section would cause the Company irreparable harm, and that injunctive relief would be appropriate.

Executive represents and warrants that there are no ideas, concepts, inventions, improvements, developments or other intellectual property that Executive invented or conceived before becoming employed by the Company to which Executive, or any assignee of Executive, now claims title, and that would be covered by this Section if made or conceived by Employee during the Employment.

9.  Covenant Not to Compete.

(a) Executive’s Commitments.  During the Employment Executive will not do or prepare to do, and for twelve (12) months after any termination of the Employment Executive will not do, any of the following:

i.  directly or indirectly compete with the Company or any Affiliate; or

ii. be employed by, perform services for, advise or assist, own any interest in or loan or otherwise provide funds to, any other business that is engaged (or seeking Executive’s services with a view to becoming engaged) in any Competitive Business (as defined below); or

iii.solicit or suggest, or provide assistance to anyone else seeking to solicit or suggest, that any person having or contemplating a Covered Relationship (as defined below) with the Company or an Affiliate refrain from entering into or terminate the Covered Relationship, or enter into any similar relationship with anyone else instead of the Company or the Affiliate.

This Section 9 does not prohibit Executive from owning not more than two percent (2%) of any class of securities of a publicly traded entity, provided that Executive does not engage in other activity prohibited by this Section 9.

Executive’s commitments in this Section will continue in effect after termination of the Employment for the twelve (12) month period set forth above.  The parties agree that any breach of Executive’s commitments in this Section would cause the Company irreparable harm, and that injunctive relief would be appropriate.

(b) Definitions. As used in this Section 9:

i.“Competitive Business” means a business that:

(A) owns, operates or sells or supplies products similar to or that substitute for products supplied by the Company or an Affiliate to any Covered Operation (as defined below) that is located within fifteen (15) miles of any Covered Operation that the Company or an Affiliate owns or operates, or to which the Company or an Affiliate sells or supplies products; or

(B) provides food or other grocery products to any military commissary or exchange, within or outside the U.S., directly or under a subcontract.

ii. “Covered Operation” means any grocery store, grocery superstore, mass merchandiser, wholesale club, supermarket, limited assortment store, convenience store, drug store, pharmacy or any other store that offers grocery or food products separate or in combination with pharmaceutical products, general merchandise or other nonfood products, or any grocery or convenience store product distribution facility.

iii.“Covered Relationship” means a customer relationship, a vendor relationship, an employment relationship, or any other contractual or independent contractor relationship.

10. Amendment and Waiver.   No provisions of this Agreement may be amended, modified, waived or discharged unless the waiver, modification, or discharge is authorized by the Company’s Board of Directors, or a committee of the Board of Directors, and is agreed to in a writing signed by Executive and by the Chief Executive Officer of the Company.  No waiver by either party at any time of any breach or non-performance of this Agreement by the other party shall be deemed a waiver of any prior or subsequent breach or non-performance.

11. Severability.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.  If a court of competent jurisdiction ever determines that any provision of this Agreement (including, but not limited to, all or any part of the non-competition covenant in this Agreement) is unenforceable as written, the parties intend that the provision shall be deemed narrowed or revised in that jurisdiction (as to geographic scope, duration, or any other matter) to the extent necessary to allow enforcement of the provision.  The revision shall thereafter govern in that jurisdiction, subject only to any allowable appeals of that court decision.

12. Entire Agreement.  No agreements or representations, oral or otherwise, express or implied, with respect to Executive’s Employment with the Company or any of the subjects covered by this Agreement have been made by either party that are not set forth expressly in this Agreement and the Executive Severance Agreement between Executive and the Company (“Executive Severance Agreement”), and this Agreement supersedes any pre-existing employment agreements and any other agreements on the subjects covered by this Agreement, except the Executive Severance Agreement.

13. Non-Contravention.  Executive represents and warrants that:

(a) No Restrictive Agreement.  Executive is not a party to or bound by any agreement that purports to prevent or restrict Executive from: (A) engaging in the Employment that Executive has been offered by the Company; (B) inducing any person to become an employee of the Company; (C) using any information and expertise that Executive possesses (other than information constituting a trade secret of another person under applicable law) for the benefit of the Company; or (D) performing any obligation under this Agreement.

(b) No Abuse of Confidential Information or Trade Secrets.  Executive will not use in the course of Executive’s Employment with the Company, or disclose to the Company or its personnel, any information belonging to any other person that is subject to any confidentiality agreement with or constitutes a trade secret of another person.

14. Dispute Resolution.

(a) Arbitration.   The Company and Executive agree that except as provided in Section 14(b) the sole and exclusive method for resolving any dispute between them arising out of or relating to this Agreement shall be arbitration under the procedures set forth in this Section, except that nothing in this Section prohibits a party from seeking preliminary or permanent judicial injunctive relief, or from seeking judicial enforcement of the arbitration award.  The arbitrator shall be selected pursuant to the Rules for Commercial Arbitration of the American Arbitration Association.  The arbitrator shall hold a hearing at which both parties may appear, with or without counsel, and present evidence and argument.  Pre-hearing discovery shall be allowed in the discretion of and to the extent deemed appropriate by the arbitrator, and the arbitrator shall have subpoena power.  The procedural rules for an arbitration hearing under this Section shall be the rules of the American Arbitration Association for Commercial Arbitration hearings and any rules as the arbitrator may determine.  The hearing shall be completed within ninety (90) days after the arbitrator has been selected and the arbitrator shall issue a written decision within sixty (60) days after the close of the hearing.  The hearing shall be held in Grand Rapids, Michigan.  The award of the arbitrator shall be final and binding and may be enforced by and certified as a judgment of the Circuit Court for Kent County, Michigan or any other court of competent jurisdiction.  One-half of the fees and expenses of the arbitrator shall be paid by the Company and one-half by Executive.  The attorney fees and expenses incurred by the parties shall be paid by each party.  Notwithstanding the foregoing, however, the Company will reimburse the Executive for Executive’s portion of the arbitrator’s fees and expenses, and the Executive’s reasonable attorney fees and expenses incurred in connection with the arbitration proceeding, if the Executive substantially prevails in the arbitration proceeding or, if the Executive prevails in part, then the Company will reimburse a proportionate part of such fees and expenses, with such proportion to represent the approximate portion of such fees and expenses relating to the issues on which the Executive prevailed.  The decision as to whether the Executive has substantially prevailed, or prevailed in part, and on the amount to be reimbursed to the Executive under the standards in this Section, will be made by the arbitrator.  Reimbursement of attorney fees and expenses called for by this Section must be made within sixty (60) days after receipt by the Company of the arbitrator’s award, but in no event after the last day of the year following that in which the expense being reimbursed was incurred.

(b)  Section 14(a) shall be inapplicable to a dispute arising out of or relating to Sections 7, 8 or 9 of this Agreement.

15. Assignability.  This Agreement contemplates personal services by Executive, and Executive may not transfer or assign Executive’s rights or obligations under this Agreement, except that Executive may designate beneficiaries for Severance Pay in the event of Executive’s death, and may designate beneficiaries for benefits as allowed by the Company’s benefit programs.  This Agreement may be assigned by the Company to any subsidiary or parent corporation or a division of that corporation, but the Company shall remain liable for any Severance Pay due under this Agreement and not paid by any assignee.  The Company is not required to assign this Agreement but if the Agreement is assigned as provided above, Executive will be given notice and this Agreement will continue in effect.

16. Notices.  Notices to a party under this Agreement must be personally delivered or sent by certified mail (return receipt requested) and will be deemed given upon post office delivery or attempted delivery to the recipient’s last known address.  Notices to the Company must be sent to the attention of the Company’s Chief Executive Officer.

17. Governing Law.  The validity, interpretation, and construction of this Agreement are to be governed by Michigan laws, without regard to choice of law rules.  The parties agree that any judicial action involving a dispute arising under this Agreement will be filed, heard and decided in either Kent County Circuit Court or the U.S. District Court for the Western District of Michigan.  The parties agree that they will subject themselves to the personal jurisdiction and venue of either court, regardless of where Executive or the Company may be located at the time any action may be commenced.  The parties agree that Kent County is a mutually convenient forum and that each of the parties conducts business in Kent County.

18. Counterparts.  This Agreement may be signed in original or by fax in counterparts, each of which shall be deemed an original, and together the counterparts shall constitute one complete document.

19. Section 409A.  This Agreement is intended to be exempt from Section 409A of the Code partially as a short-term deferral as that term is understood under Treasury Regulations Section 1.409A-1(b)(4) and partially as an involuntary separation pay plan as that term is understood under Treasury Regulation 1.409A-1(b)(9) and shall be interpreted and operated consistently with those intentions.  Notwithstanding any other provision to the contrary, the total payments under this Agreement, other than the lump sum cash payment under Section 6(a)(i), are limited to the 409A Limit to avoid the application of Section 409A of the Code to this Agreement.  “409A Limit” means the lesser of (1) two times Executive’s annualized compensation as determined under Section 409A of the Code; or (2) two times the maximum amount that may be taken into account under a qualified retirement plan under Section 401(a)(17) of the Code for the year in which Executive experiences a separation from service.  If the benefits under this Agreement are required to be limited by the Section 409A Limit, the first benefit to be limited will be reimbursements otherwise called for by Section 14.  If further limitation is required, the remaining benefits under this Agreement, disregarding the lump sum cash payment under Section 6(a)(i), shall be limited pro rata until the benefits payable under the Agreement do not exceed the 409A Limit.

20. Coordination of Severance Pay Under This Agreement and Severance Benefits Under Executive Severance Agreement.  If Executive receives Severance Benefits under Section 3 of the Executive Severance Agreement, Executive will not be entitled to Severance Pay under this Agreement.  If Executive becomes entitled to receive Severance Benefits under Section 3 of the Executive Severance Agreement after receiving Severance Pay under this Agreement, the amount of Severance Benefits to which Executive is entitled under Section 3 of the Executive Severance Agreement will be reduced by the amount of Severance Pay received by Executive under this Agreement.

The parties have signed this Employment Agreement to become effective as of the Effective Date in Section 1.

SPARTANNASH COMPANY

By: /s/ Dennis Eidson/s/ Christopher Meyers

Dennis Eidson     Christopher Meyers

Its:  President and Chief Executive Officer

“Company”“Executive”